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                                                                   EXHIBIT 10.29

                            DISTRIBUTORSHIP AGREEMENT


Agreement made by and between


1.   FCI FIBERCHEM, INC. of Las Vegas, Nevada, USA ("FCI") and


2. ENRAF BV of Delft, the Netherlands, acting on its own behalf and on behalf of the Enraf Sales and Services Organization ("ES&SO") (which consists of:
     Enraf's subsidiaries, Enraf Authorized Distributors and Enraf Agents) ("Enraf").


Whereas

- Enraf develops, manufactures, sells and services systems and equipment used for the storage and transport of oil and other liquids and gas on a worldwide basis;

- FCI develops, manufactures and sells instruments for leak detection ("FCI's Products");

- FCI wishes to appoint, and Enraf wishes to accept such appointment, Enraf to act as FCI's exclusive, worldwide distributor of FCI's Products;

- the parties wish to define and establish their respective responsibilities, obligations and rights;


now therefore the parties agree as follows:


1.   APPOINTMENT

a. FCI appoints Enraf as exclusive distributor for FCI's products listed in Annex 1 (FCI Products) and grants the right to sell FCI's Products to customers in the AST market worldwide, either by itself or through sub-distributors, and integrate them into the Enraf solutions offering. Other market can be added, subject to mutual agreement.

b. Enraf appoints ES&SO as sub-distributors to assist in the sale and service of FCI's Products.

c. Enraf shall sell or lease to customers, and shall as appropriate install, maintain, perform non-warranty service and repair FCI's Products at the customers expense, all in accordance with the terms of this Agreement and the applicable standards established by Enraf.

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2.   SALE OF COMPETITIVE PRODUCTS

     Except as agreed by the parties, Enraf shall not sell any goods other than supplies (like installation materials, materials used for repairs and spareparts) that are in direct competition with FCI's Products.


3.   TERMS OF SALE

a.   Enraf shall establish and enforce general terms and conditions (see Annex
     0), which are not inconsistent (except where required by law), with this Agreement or any Annex thereto. Sales by Enraf to Enraf customers shall be made in conformity with such terms and conditions and with all approved policies and standards of Enraf.

b. The prices for which FCI will sell FCI's Products to Enraf, the delivery terms, the method of payment and the warranties given by FCI are specified in Annex 1 to this Agreement.

c. Once a year parties shall discuss and agree on the necessity to make changes to the prices referred to in section 3.b. Parties shall establish prices so as to allow Enraf to earn a competitive gross margin and will take into consideration market, local costs and competitive conditions to determine the price of FCI's Products.

d. Special price reductions may be negotiated between FCI and Enraf to meet strategic business needs, to enhance market penetration or for special projects.


4.   DISTRIBUTORSHIP ACTIVITIES

     Enraf shall assure that the activities, described below, relating to FCI's Products are carried out. Enraf may at their discretion carry on other activities generally related to FCI's Products.

a. Sales and marketing activities shall include, but will not be limited to, the following:

     1. Maintaining a well-trained, competent sales and support organization of the technical competency necessary to sell FCI's Products.
     2. Maintaining facilities to assure adequate sales representation, competent technical assistance, prompt handling of inquiries, orders and shipments.
     3. Engaging in product advertising and developing and implementing marketing strategies so as to create customer demand to purchase FCI's Products.
     4. Components for a sales kit and other marketing material will be made available by FCI to Enraf. Enraf can modify this material to make it fit for Enraf's marketing purposes. Prices are indicated in Annex 1.

b.   Installation and maintenance activities shall be:

     1. Installing, testing, maintaining and repairing FCI's Products at the customers expense in accordance with the instructions of FCI in order to secure customer acceptance and to meet all legal and product safety requirements.

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     2.   Carrying out the activities described in 4.b.1 in conformity with the standards established by Enraf for such activities.

     Annex 2 to this Agreement describes the procedures for warranty work and repairs that can not be carried out by Enraf or ES&SO.



5.   TRADENAME

     Parties agree that FCI's Products will be marketed and sold under the Enraf name. A reference to FCI's patented technology must be included on each system sold.


6.   DISCONTINUATION OF PRODUCTS

     Parties can agree to discontinue the sales of one or more FCI's Products. FCI can decide to discontinue the manufacturing of one or more FCI Products. However, FCI shall continue to sell materials for the maintenance and repair of products discontinued for so long as Enraf shall require such materials to meet service obligations to customers, but no longer than 5 years from the date of discontinuation, subject to final lifetime purchase by Enraf.


7.   TECHNICAL INFORMATION

a. Parties will conclude a separate escrow agreement, which will be an annex to this Agreement and which will survive the termination of this Agreement. The escrow agreement will stipulate that FCI gives in escrow with an independent third party all specifications, manufacturing information, drawings and other information, including source codes of software, patents and designs, of FCI's Products that have been delivered under this Agreement ("the Information in Escrow").

b. Upon completion of sales of FCI products of over 3.5 M$ by Enraf, if FCI terminates this Agreement in accordance with section 14 and FCI will start selling FCI's Products directly to end-users, FCI hereby grants Enraf the irrevocable, perpetual and worldwide right to use the Information in Escrow free of charge for the maintenance and repair of FCI's Products that have been delivered to customers under this Agreement. The escrow agent will hand over the Information in Escrow to Enraf within ten days after the termination of this Agreement.

c. Upon completion of sales of FCI products of over 3.5 M$ by Enraf, if either party terminates this Agreement in accordance with section 14 and FCI will not start selling FCI's Products directly to end-users, FCI hereby grants Enraf the irrevocable, perpetual and worldwide right to use the Information in Escrow free of charge for the further development, manufacturing, selling, maintenance and repair of FCI's Products. The escrow agent will hand over the Information in Escrow to Enraf within ten days after the termination of this Agreement.

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8.   CONFIDENTIAL INFORMATION

a. For the purpose of this Agreement "Confidential Information" shall mean any information and data which the disclosing party regards as confidential and which has been or will be made available to the receiving party.

b.   All Confidential Information exchanged between the Parties pursuant to this
     Agreement:

     1. shall not be distributed, disclosed or disseminated in any way or form by the receiving party to anyone except to its own employees and advisors (distributors, agents, consultants who have agreed to maintain such information confidential) affiliated to or directly instructed by the receiving party, who have a reasonable need to know said Confidential Information;
     2. shall be treated by the receiving party with the same degree of care to avoid disclosure to any third party as is used with respect to the receiving party 's own information of like importance which is to be kept secret;
     3. shall not be used by the receiving party for other purposes, except as otherwise expressly stated herein, without the express written permission of the disclosing party.

c. The obligations of paragraph b shall not apply, however, to any Confidential Information which:

     1. is already in the public domain or becomes available to the public through no breach of this Agreement by the receiving party;
     2. is received independently without restriction on disclosure from a third party free to disclose such information to the receiving party;
     3. is developed independently by the receiving party without the use of confidential information.
     4.   is required to be disclosed by law.
     5. in each case of disclosure , the receiving party gives the disclosing party prior notice of any disclosure in reliance on clauses 1 - 4 above.

d. Notwithstanding the termination of the other portions of this Agreement, the obligations and provisions of this provision on confidentiality shall survive the termination of this Agreement for a period of three years.


9.   EMPLOYEES

     For the period of this Agreement parties will not, directly or indirectly, solicit, cause or incent employees or consultants of the other party to terminate their employment or other arrangement with the other party and commence employment or a consulting relationship with Enraf or FCI or any of its subsidiaries without the foregoing written approval of the other party. In the event that a party breaches its obligations in this section 9, it will pay the other party an amount equal to two years' salary or consulting fees of the employee or individual employed or retained by the party in breach of the obligations of this section 9. If however, the employee is subject to an involuntary termination, this paragraph will not be applicable.

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10.  PROPRIETARY RIGHTS INDEMNIFICATION

a. Except as expressly set forth in this Agreement, FCI grants no right, title or interest in its intellectual property rights to Enraf.

b. FCI will defend, at its own expense, any claim brought against Enraf alleging that any FCI's Product furnished hereunder infringes a patent or copyright valid in the country where delivery took place. FCI shall pay all costs and damages finally awarded or in settlement agreed.

c. It is Enraf's obligation to give FCI prompt written notice of any claim, and to give FCI information, assistance and sole authority to defend or settle the claim.


11.  LIMITATION OF LIABILITY

FOR THE FOLLOWING REFERENCE IS MADE TO ANNEX 0:

a. Except as provided in section 10 FCI's maximum liability to Enraf for any cause whatsoever will be for direct damages only, and will be limited to the greater of US$ 1,000,000.00 (one million US dollars) or the purchase price paid to FCI for FCI's Products that are the subject of Enraf's claim.
b. The foregoing limitation does not apply to damages resulting from personal injury caused by willful misconduct or gross negligence of FCI.
c. FCI shall not be liable for any incidental, indirect, consequential or punitive damages, nor for any damages resulting from the use of FCI's Products outside the scope of the intended use, and Enraf shall hold FCI harmless for any third party claims.


12.  INSURANCE

a. For the duration of this Agreement and a period of three years thereafter, FCI shall maintain a Comprehensive General Liability insurance (including contractual liability, independent contractor's liability, products and/or completed operations liability, and a personal injury/property damage coverage) in a combined single limit of not less than $1,000,000.- and an Umbrella Liability insurance in a combined single limit of not less than $2,000,000.-.

b. Certificates of Insurance indicating such coverage shall be delivered by FCI to Enraf. The Certificates shall indicate that the policies will not be changed or terminated without at least ten days prior written notice to Enraf.




13.  TERM

a. This Agreement, effective as from the date of its signing, shall extend for a period of three (3) years unless terminated sooner in accordance with section 14, or extended according to 13b.

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b.   Upon completion of sales of FCI products of over 3.5 M$ by Enraf during the first term of this agreement, this Agreement shall automatically be renewed for two (2) years' period from the expiration of the three year period for a total period of five years, unless earlier terminated in accordance with section 14.


14.  TERMINATION

a. Subject to the provisions of Section 13(b), this Agreement may be terminated by either party effective as of the end of the initial three year term of this Agreement by giving written notice of termination to the other party at least six months prior to the expiration of such initial term.

b. Either Party may at any time terminate this Agreement forthwith by written notice sent by registered mail to the other Party in any of the following events:

     1. after a thirty (30) days' notice by registered mail in case the other Party is in such "material" default under the terms and conditions of this Agreement and fails to remedy such default within that thirty
          (30) days' period;
     2.   the other is guilty of fraud or misconduct;
     3. the other Party is declared bankrupt or is involved in any insolvency proceedings or other proceedings preventing such Party from duly fulfilling its obligations under this Agreement;
     4.   the other Party has any distress or execution levied on its assets.

c. Change of ownership of or merger with a third party by either party to this Agreement shall constitute an event which, at the option of the other party to this Agreement, can lead to termination of this Agreement. If the other party to this Agreement decides to terminate this Agreement it may do so either immediately or with a notice period of one year. The stipulations of sections 7b and 7c will apply, however with the exclusion of the minimum dollar amount of sales.


15.  PUBLICITY

     Both parties shall issue news releases, public announcements, advertisements or any other form of publicity concerning its efforts in connection with this Agreement, proposals or projects with the prior written approval of the other party. Where appropriate and required parties will cooperate to release information for e.g. Securities (SEC).





16.  RELATIONSHIP OF THE PARTIES

     FCI and Enraf are independent parties, and there exist no relationship of joint venture, partnership or agency between them. FCI and Enraf do not have and neither shall hold itself out as having any right or authority to act or assume or create any obligations or responsibilities on behalf of the other.

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17.  GENERAL

a. This Agreement shall be governed by and interpreted under the laws of the Netherlands.

b. In case of the event of a dispute parties agree to pursue arbitration in Paris, France in accordance with the rules of arbitration of the ICC. Any proceedings shall be in the English language.

c. This Agreement contains the entire and exclusive agreement of the parties and supersedes any previous understanding or agreement related to the cooperation established by this Agreement, whether written or oral.


d. All changes or modifications to this Agreement must be agreed to in writing by the parties.

e. The obligations set forth in sections 7 through 12 shall survive the termination for any reason of this Agreement for the periods as indicated in those sections, or indefinitely if no period has been specified.





Signed this 12 day of December, 2000



/s/G.F. Hewitt, CEO                             /s/H.A. Algra
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FCI FIBERCHEM, INC.                             ENRAF BV

(name) G.F. Hewitt                              (name) H.A. Algra